UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Hythiam, Inc.
(Name of Registrant as Specified In Its Charter)
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Hythiam, Inc.
11150 Santa Monica Blvd., Suite 1500
Los Angeles, California 90025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2006

Dear Fellow Stockholders:
     Our 2006 annual meeting of stockholders will be held at 11150 Santa Monica Boulevard, Los Angeles, California 90025 on Friday, June 16, 2006, beginning at 10:00 a.m. local time. At the meeting, stockholders will vote on the following matters:
1.	Election of eight directors to hold office until our 2007 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	Approval of our Employee Stock Purchase Plan; and

3.	Any other matters that properly come before the meeting.
     Stockholders of record as of the close of business on May 5, 2006 are entitled to vote their shares by proxy or at the meeting or any postponement or adjournment thereof.

By order of the board of directors,

Terren S. Peizer
Chairman of the Board and Chief Executive Officer

Los Angeles, California
May 22, 2006
     Whether or not you expect to be present at the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. No postage is required if mailed in the United States. Stockholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

i

ii

2006 ANNUAL MEETING OF STOCKHOLDERS
OF
HYTHIAM, INC.

PROXY STATEMENT

          The enclosed proxy is solicited on behalf of Hythiam, Inc., a Delaware corporation, for use at our annual meeting of stockholders to be held on Friday, June 16, 2006, beginning at 10:00 a.m. local time, at 11150 Santa Monica Boulevard, Los Angeles, California 90025.
          The approximate date that this proxy statement, the accompanying notice of annual meeting and the enclosed form of proxy are being sent to stockholders is May 22, 2006. You should review this information in conjunction with our 2005 Annual Report to Stockholders, which accompanies this proxy statement.
ABOUT THE MEETING
What is the purpose of the annual meeting?
          At the annual meeting, stockholders will vote on the election of directors and any other matters that properly come before the meeting. In addition, our management will report on our performance during 2005 and respond to questions from our stockholders.
Who is entitled to vote?
          Only stockholders of record at the close of business on the record date, May 5, 2006, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.
Who can attend the meeting?
          All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring evidence of your share ownership, such as a copy of a brokerage statement, reflecting your stock ownership as of the record date and valid picture identification.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
          Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those beneficially owned.
          If our shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with regard to those shares. As the stockholder of record, you have the right to grant your proxy directly to us to vote your shares on your behalf at the meeting or the right to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

          If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and these materials have been forwarded to you by your broker or nominee, which is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting so long as you bring a copy of a brokerage statement reflecting your ownership as of the record date. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from your broker or nominee giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.
What constitutes a quorum?
          The presence at the meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum, permitting the meeting to conduct its business. As of March 31, 2006 there were 39,605,562 shares of our common stock issued and outstanding, held by approximately 100 stockholders of record. Proxies received, but marked as abstentions, and broker non-votes will be included in calculating the number of shares considered present at the meeting for purposes of determining a quorum, but will not be counted as votes cast “for” or “against” any given matter.
          If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting without further notice.
How do I vote?
          If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.
Can I change my vote after I return my proxy card?
          Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are the board’s recommendations?
          Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board recommends a vote FOR the election of each of the nominated slate of directors and FOR approval of our Employee Stock Purchase Plan. See “Election of Directors” and “Employee Stock Purchase Plan” below.
          The board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.
What vote is required to approve each item?
          Election of Directors. The affirmative vote of a plurality of the votes cast, either in person or by proxy, at the meeting by the holders of common stock is required for the election of directors. Broker non-votes will not be counted for purposes of the vote.

          Other Items. For each other item, the affirmative vote of a majority of the votes cast, either in person or by proxy, at the annual meeting by the holders of common stock is required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
          If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. As a result, “broker non-votes” will have the effect of a negative vote.
Who pays for the preparation of the proxy?
          We will pay the cost of preparing, assembling and mailing the notice of meeting, proxy statement and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses incurred in connection with these activities.
          Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025, and our telephone number is (310) 444-4300. A list of stockholders entitled to vote at the annual meeting will be available at our offices, during normal business hours, for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.
How can I obtain additional copies?
      If you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Hythiam, Inc.	or	American Stock Transfer & Trust Company
11150 Santa Monica Blvd., Suite 1500		59 Maiden Lane
Los Angeles, California 90025		New York, New York 10038
Telephone: (310) 444-4300		Telephone: (212) 936-5100
          We will provide to those persons that make a request in writing (Attn: Investor Relations) or by e-mail (investor@hythiam.com) free of charge our (i) Annual Report on Form 10-K, any amendments thereto and the financial statements and any financial statement schedules filed by us with the Securities and Exchange Commission, or SEC, under Section 16(a) of the Securities Exchange Act of 1934, as amended, (ii) Audit Committee Charter, and (iii) Codes of Ethics. Our annual report and other periodic reports and any amendments thereto are also available on the SEC website at www.sec.gov by searching the EDGAR database for our filings.
Annual report and other matters
          Our 2005 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Report of the Audit Committee,” the “Compensation Committee Report on Executive Compensation” and “Performance Graph” below shall not be deemed filed with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Who are the largest owners of our stock and how much stock do our directors and executive officers own?
          The following table sets forth certain information regarding the shares of common stock beneficially owned as of March 31, 2006 by: (i) each person known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table set forth in the Executive Compensation section, and (iv) all such directors and officers as a group:

			Total
	Common	Options	Common
	Stock	Exercisable	Stock	Percent
	Beneficially	On or Before	Beneficially	of
Name(1)	Owned(2)	June 1, 2006	Owned	Class(3)
Terren S. Peizer(4)	13,700,000	400,000	14,100,000	35.2%
Fred Knoll (5)	1,985,600	—	1,985,600	5.0%
Marc G. Cummins(6)	222,222	25,000	247,222		*
Anthony M. LaMacchia	—	160,000	160,000		*
Ivan M. Lieberburg	44,444	112,500	156,944		*
Chuck Timpe	—	120,000	120,000		*
Richard A. Anderson	—	111,000	111,000		*
Monica Alfaro Welling	—	106,000	106,000		*
Leslie F. Bell	—	62,500	62,500		*
Hervé de Kergrohen	—	50,000	50,000		*
Andrea Grubb Barthwell, M.D.	—	—	—	—
All directors and executive officers as a group (12 persons)	13,966,666	1,272,333	15,238,999	37.3%

*	Less than 1%
Notes to Beneficial Ownership Table:
(1) The mailing address of all individuals listed is c/o Hythiam, Inc., 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025, unless otherwise indicated.
(2) The number of shares beneficially owned includes shares of common stock in which a person has sole or shared voting power and/or sole or shared investment power. Except as noted below, each person named reportedly has sole voting and investment powers with respect to the common stock beneficially owned by that person, subject to applicable community property and similar laws.
(3) On March 31, 2006, there were 39,605,562 shares of common stock outstanding. Common stock not outstanding but which underlies options and rights (including warrants) vested as of or vesting within 60 days after March 31, 2006 is deemed to be outstanding for the purpose of computing the percentage of the common stock beneficially owned by each named person (and the directors and executive officers as a group), but is not deemed to be outstanding for any other purpose.
(4) 13,700,000 shares are held of record by Reserva Capital, LLC, which is owned and controlled by Mr. Peizer.

(5) Based on information provided on Schedule 13G filed with the SEC on December 31, 2005 by Fred Knoll, individually and as president of Knoll Capital Management LP, 237 Park Avenue, 9th Floor, New York, New York 10166.
(6) 100,000 shares are held of record by Bexley Partners, L.P., 23,000 by Cummins Children’s Trust, 22,000 by C.F. Partners, L.P., and 35,000 by Mr. Cummins’ wife Lisa Cummins. Mr. Cummins disclaims beneficial ownership of such shares.
PROPOSAL ONE: ELECTION OF DIRECTORS
          Our bylaws provide that the number of members on the board of directors shall be determined from time to time by resolution of the board. At present, our board of directors consists of eight members. The board proposes that the eight nominees described below be elected for a one-year term expiring at the 2007 annual meeting of stockholders or until their successors are duly elected and qualified.
Nominees standing for election
          The board of directors has nominated each of Terren S. Peizer, Anthony M. LaMacchia, Richard A. Anderson, Leslie F. Bell, Esq., Hervé de Kergrohen, M.D., Ivan M. Lieberburg, Ph.D., M.D., Marc G. Cummins and Andrea Grubb Barthwell, M.D. to be elected as a director at the annual meeting. All of the nominees are currently serving as our directors and their terms expire at the annual meeting or until their successors are duly elected and qualified. The board of directors has no reason to believe that any nominee will refuse to act or be unable to accept election. However, if any of the nominees for director is unable to accept election or if any other unforeseen contingencies should arise, the board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board.
DIRECTORS AND NOMINEES
Our current directors and director nominees, and their ages as of March 31, 2006, are as follows:

			Director
Name	Age	Position	Since

Terren S. Peizer	46	Director, Chairman of the Board and Chief Executive Officer	2003
Richard A. Anderson	36	Director, Chief Administrative Officer	2003
Anthony M. LaMacchia	52	Director, Chief Operating Officer	2003
Leslie F. Bell, Esq.	66	Director, Chair of Audit Committee, Member of Compensation Committee	2003
Hervé de Kergrohen, M.D.	48	Director, Chair of Nominations and Governance Committee, Member of Audit Committee	2003
Ivan M. Lieberburg, Ph.D., M.D.	56	Director, Chair of Compensation Committee	2003
Marc G. Cummins	46	Director, Member of Audit Committee, Member of Nominations and Governance Committee	2004
Andrea Grubb Barthwell, M.D.	51	Director	2005
          Terren S. Peizer served until October 2003 as Chief Executive Officer of Clearant, Inc., which he founded in April 1999 to develop and commercialize a universal pathogen inactivation technology. He served as Chairman of its board of directors from April 1999 to October 2004 and a Director until February 2005. From February 1997 to February 1999, Mr. Peizer served as President and Vice Chairman of Hollis-Eden Pharmaceuticals, Inc., a NasdaqNM listed company. In addition, from June 1999 through May 2003 he was a Director, and from June 1999 through December 2000 he was Chairman of the Board, of supercomputer designer and builder Cray Inc., a NasdaqNM company, and remains its largest beneficial stockholder. Mr. Peizer has been the largest beneficial stockholder and held various senior executive positions with several technology and biotech companies. In these capacities he has assisted the companies with assembling management teams, boards of directors and scientific advisory boards, formulating business and financial strategies, investor and public relations, and capital formation. Mr. Peizer has a background in venture capital, investing, mergers and acquisitions, corporate finance, and previously held senior executive positions with the investment banking firms Goldman Sachs, First Boston and Drexel Burnham Lambert. He received his B.S.E. in Finance from The Wharton School of Finance and Commerce.
          Richard A. Anderson has more than a decade of experience in business development, strategic planning and financial management. He was the Chief Financial Officer of Clearant, Inc. from November 1999 until becoming our chief administrative officer in April 2005, and served as a Director from November 1999 to March 2006. He served as Chief Financial Officer of Intellect Capital Group from October 1999 through December 2001. From February through September 1999, he was an independent financial consultant. From August 1991 to January 1999, Mr. Anderson was with PriceWaterhouseCoopers, LLP, most recently a Director and founding member of PriceWaterhouseCoopers Los Angeles Office Transaction Support Group, where he was involved in operational and financial due diligence, valuations and structuring for high technology companies. He received a B.A. in Business Economics from University of California, Santa Barbara.
          Anthony M. LaMacchia is a senior healthcare executive who, prior to joining the Company in July 2003, was the Business Development Principal of GME Solutions, a healthcare financial consulting company providing Medicare graduate medical education and kidney acquisition cost recovery services, since October 2002. From November 1999 to April 2002, he was President & Chief Executive Officer of Response Oncology, Inc., a diversified physician practice management company. He was recruited to this financially distressed company to direct a high-risk turnaround, and when continued market declines and debt covenant breaches compelled a bankruptcy filing, directed the company through all phases of the chapter 11 process, the sale of all assets and the closure of its facilities. In June 1999, Mr. LaMacchia left Salick Health Care, Inc., which developed and operated outpatient cancer and kidney treatment centers and a clinical research organization engaging in pharmaceutical and clinical treatment trials, as Executive Vice President & Chief Operating Officer, having started with the company as Director of Strategic Planning & Reimbursement in 1984. Previously, Mr. LaMacchia held positions of increasing responsibility with Blue Cross of California, Ernst & Young and Cedars-Sinai Medical Center. He is a Certified Public Accountant who received his B.S. in Business Administration, Accounting from California State University, Northridge.
          Leslie F. Bell has more than 35 years of experience in business and the practice of corporate and healthcare law. He is a senior executive of Salick Cardiovascular Centers, Inc. and has been a director and senior executive of Salick Cardiovascular Centers LLC from its formation in 2003. From late 1997 until 2004 he was a Director and Senior Executive of Bentley Health Care, Inc. and certain of its subsidiaries, each of which was a developer and provider of disease-state outpatient, health care facilities and services. Mr. Bell was Co-Chairman and Co-Chief Executive Officer of Tractus Medical, Inc., a provider of patented relocatable ambulatory surgical center/operating rooms, which he co-founded in January 2002 until its sale in October 2004. From its inception in 1983 through several public offerings and until its sale completed in 1997, he served as a Director, Executive Vice President and Chief Financial Officer and from 1996 to 1997 was President of Salick Health Care, Inc. Mr. Bell has also served as a Director of YES Clothing Co. from 1990 to 1995. He was previously a Deputy Attorney General of the State of California, and managing partner of the law firm Katz, Hoyt & Bell. Mr. Bell attended the University of Illinois, received a J.D. (with honors) from University of Arizona College of Law, and is a member of the University of Arizona College of Law Board of Visitors and Dean’s Economic Council. Mr. Bell is licensed to practice law and is the sole director and President of Leslie F. Bell, Inc., a professional law corporation. He is also a director of various tax-exempt organizations principally formed to support research and education for specified health problems.
          Hervé de Kergrohen, M.D. since August 2002 has been a Partner with CDC Enterprises Innovation in Paris, a European venture capital firm, and since January 2001 has been Chairman of BioData, an international healthcare conference in Geneva. He sits on several boards with U.S. and European private health care companies, including Kuros BioSurgery and Bioring SA in Switzerland since January 2003, Praxim SA and Biomethode in France since September 2003, and Clearant, Inc. since December 2001. From February 1999 to December 2001 he was Head Analyst for Darier Hentsch & Co.,

then the third largest Geneva private bank and manager of its CHF 700 million health care fund. From February 1997 to February 1998 he was the Head Strategist for the international health care sector with UBS AGin Zurich. Dr. de Kergrohen started his involvement with financial institutions in 1995 with Bellevue Asset Management in Zug, Switzerland, the fund manager of BB Biotech and BB Medtech, where he covered the healthcare services sector. He was previously Marketing Director with large U.S. pharmaceutical companies such as Sandoz USA and G.D. Searle, specialized in managed care. Dr. de Kergrohen received his M.D. from Université Louis Pasteur, Strasbourg, and holds an M.B.A. from Insead, Fontainebleau.
          Ivan M. Lieberburg, Ph.D., M.D. is currently Executive Vice President, Chief Medical Officer at Elan Company, plc, a worldwide biopharmaceutical company listed on the NYSE, where he has held a number of positions over the last 18 years, most recently Senior Vice President of Research. Dr. Lieberburg is a director of Neuromolecular Pharmaceuticals, and he sits on the scientific advisory boards of Health Care Ventures, Flagship Ventures, NewcoGen, Neuromolecular Pharmaceuticals, CovX, and the Keystone Symposium. Prior to joining Elan in 1987, he performed his postdoctoral research at The Rockefeller University and his medical residency and postdoctoral fellowship at University of California, San Francisco, where he is presently a Clinical Professor of Medicine. He previously held faculty positions at Albert Einstein School of Medicine and Mt. Sinai School of Medicine. Dr. Lieberburg has authored over 100 scientific publications, and has been named to a number of honors including Rockefeller University Fellow, Public Health Corps Scholar, National Research Service Award, Hartford Foundation Scholar and McKnight Foundation Fellow in Neuroscience. He is board certified in internal medicine and endocrinology/metabolism. Dr. Lieberburg received an A.B. in biology from Cornell University, a Ph.D. in Neurobiology from The Rockefeller University and an M.D. from University of Miami School of Medicine.
          Marc G. Cummins is a Managing Partner of Prime Capital, LLC, a private investment firm focused on consumer companies. Prior to founding Prime Capital, Mr. Cummins was managing partner of Catterton Partners, a private equity investor in consumer products and service companies with over $1 billion of assets under management. Prior to joining Catterton in 1998, Mr. Cummins spent fourteen years at Donaldson, Lufkin & Jenrette Securities Corporation where he was Managing Director of the Consumer Products and Specialty Distribution Group, and was also involved in leveraged buyouts, private equity and high yield financings. Mr. Cummins received a B.A. in Economics, magna cum laude, from Middlebury College, where he was honored as a Middlebury College Scholar and is a member of Phi Beta Kappa. He also received an M.B.A. in Finance with honors from The Wharton School at University of Pennsylvania.
          Andrea Grubb Barthwell, M.D. has served as the founder and Chief Executive Officer of the global health care and policy-consulting firm EMGlobal LLC since February 2005. From January 2002 through July 2004, she served as Deputy Director for Demand Reduction in the Office of National Drug Control Policy with the title of Deputy Drug Czar, was a principal advisor in the Executive Office of the President on policies aimed at reducing the demand for illicit drugs, and was an active member of the White House Task Force on Disadvantaged Youth and the White House Domestic Violence Working Group, working closely with the National Institute on Drug Abuse to define the scope of its Health Services Research portfolio. From June 2000 through January 2002, Dr. Barthwell served as Executive Vice President and Chief Clinical Officer of Human Resources Development Institute drug treatment center, where she served as Deputy Executive Director and Medical Director from 1985 through 1987. From 1999 through January 2002, she served as President and CEO of BRASS Foundation drug treatment center, where she was Medical Director since 1995. From 1996 through January 2002, Dr. Barthwell served as President of Encounter Medical Group (an affiliate of EMGlobal). From 1987 through 1996 she served as Medical Director of Interventions. in Chicago, Illinois. She was a founding member of the Chicago Area AIDS Task Force, hosted a weekly local cable show on AIDS, and is a past president of the American Society of Addiction Medicine. In 2003, Dr. Barthwell received the Betty Ford Award, given by the Association for Medical Education and Research in Substance Abuse. In 1997, Dr. Barthwell’s peers named her one of the “Best Doctors in America” in addiction medicine. Dr. Barthwell received a B.A. in Psychology from Wesleyan University, an M.D. from University of Michigan Medical School, and post-graduate training at University of Chicago and Northwestern University Medical Center.

Recommendation of the board
          The board of directors unanimously recommends that you vote “FOR” the election as directors of each of the nominees named above.
How are directors compensated?
Compensation. Non-affiliated directors did not receive any cash compensation for attendance at meetings of the board of directors or its committees in 2005. Directors who are also employed by us do not receive any fee or compensation for their services as directors. All members of the board of directors receive reimbursement for actual travel-related expenses incurred in connection with their attendance at meetings of the board or committees.
Options. Directors are eligible to receive options under our 2003 Stock Incentive Plan. On September 29, 2003, we granted each non-employee director options to purchase the following number of shares of common stock at an exercise price of $2.50 per share, vesting 25% per year over four years from the date of the grant: 200,000 shares to Dr. Lieberburg, 120,000 shares to Mr. Anderson, 100,000 shares to Mr. Bell and Dr. Kergrohen. On July 2, 2005, we granted Mr. Cummins options to purchase 100,000 shares at $2.80 per share, vesting 25% per year over four years. On January 20, 2006, we granted Dr. Lieberburg and Mr. Bell options to purchase 50,000 shares at $5.72 per share, vesting 25% per year over four years. On September 7, 2005, we granted Dr. Barthwell options to purchase 50,000 shares at $6.41 per share, vesting 25% per year over four years. On January 26, 2006, we granted Dr. Barthwell and Mr. Cummins options to purchase 50,000 shares at $6.42 per share, vesting 25% per year over four years.
          On September 29, 2003, we granted Mr. LaMacchia options to purchase 400,000 shares of common stock at an exercise price of $2.50 per share and Mr. Peizer options to purchase 1,000,000 shares at $2.75 per share, each vesting 20% per year over five years. On April 28, 2006, we granted Mr. Anderson options to purchase 255,000 shares at $7.34 per share, vesting 20% per year over five years.
          All of the options described above were granted at or above the fair market value on the date of grant.
How often did the board meet during 2005?
          The board of directors held four meetings during 2005. All of our incumbent directors attended at least 75% of the meetings of the board and of the meetings held by each committee on which he or she served.
Which directors are independent?
          After review of all of the relevant transactions or relationships of each director (and his family members), our board of directors has determined that Drs. de Kergrohen, Barthwell and Lieberburg and Messrs. Bell and Cummins are independent as defined by the applicable Nasdaq rules. There are no family relationships among any of our directors, executive officers or key employees.
What committees has the board established?
          The board of directors has a standing Audit Committee, Compensation Committee, and Nominations and Corporate Governance Committee. The board also has adopted written corporate governance guidelines for the board and a written committee charter for each of the board’s committees, describing the authority and responsibilities delegated to each committee by the board.

Audit committee
          The audit committee consists of three directors. During 2005, the audit committee consisted of Mr. Bell (chairman), Dr. de Kergrohen, Mr. Cummins and Mr. Anderson (prior to Mr. Anderson’s appointment as chief administrative officer of the company on April 13, 2005), and it currently consists of Mr. Bell (chairman), Dr. de Kergrohen and Mr. Cummins. The board of directors has determined that each of Dr. de Kergrohen and Messrs. Bell and Cummins are independent as defined by the applicable Nasdaq rules, meet the applicable requirements for audit committee members, including Rule 10A-3(b) under the Securities and Exchange Act of 1934, as amended, and qualify as audit committee financial experts as defined by Item 401(h)(2) of Regulation S-K. The audit committee held five meetings during 2005. The duties and responsibilities of the audit committee include (i) recommending to the board the appointment of our auditors and any termination of engagement, (ii) reviewing the plan and scope of audits, (iii) reviewing our significant accounting policies and internal controls and (iv) having general responsibility for all related auditing matters.
Compensation committee
          The compensation committee consists of two directors who are independent as defined by the applicable Nasdaq rules. The committee consists of Dr. Lieberburg (chairman) and Mr. Bell, and held one meeting during 2005. The compensation committee reviews and recommends to the board of directors for approval the compensation of our executive officers.
Nominations and governance committee
          The nominations and governance committee consists of two directors who are independent as defined by the applicable Nasdaq rules. The committee consists of Dr. de Kergrohen (Chairman) and Mr. Cummins, and held one meeting during 2005. The committee nominates new directors and oversees corporate governance matters.
          The charter of the nominations and governance committee provides that the committee will consider board candidates recommended for consideration by our stockholders, provided the stockholders provide information regarding candidates as required by the charter or reasonably requested by us within the timeframe proscribed in Rule 14a-8 of Regulation 14A under the Exchange Act, and other applicable rules and regulations. Recommendation materials are required to be sent to the Nominations and Governance Committee c/o Hythiam, Inc., 11150 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025. There are no specific minimum qualifications required to be met by a director nominee recommended for a position on the board of directors, nor are there any specific qualities or skills that are necessary for one or more of our board of directors to possess, other than as are necessary to meet any requirements under the rules and regulations applicable to us. The nominations and governance committee considers a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the board of directors.
          The nominations and governance committee considers director candidates that are suggested by members of the board of directors, as well as management and stockholders. Although it has not previously done so, the committee may also retain a third-party executive search firm to identify candidates. The process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves reviewing potentially eligible candidates, conducting background and reference checks, interviews with the candidate and others (as schedules permit), meeting to consider and approve the candidate and, as appropriate, preparing and presenting to the full board of directors an analysis with regard to particular recommended candidates. The nominations and governance committee endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interest of our stockholders and contribute to our overall corporate goals.

Annual meeting attendance
          Two of our directors attended our 2005 annual meeting of stockholders. We have adopted a policy for attendance by the board of directors at our annual stockholder meetings which encourages directors, if practicable and time permitting, to attend our annual stockholder meetings.
Do we have a code of ethics?
          We have adopted a Code of Conduct and Ethics that applies to all company directors, officers and employees. We have also adopted a Code of Ethics for CEO and Senior Financial Officers that applies to our chief executive officer and senior financial officers, including our principal financial officer and principal accounting officer.
How can stockholders communicate with our board of directors?
Our board of directors believes that it is important for our stockholders to have a process to send communications to the board. Accordingly, stockholders desiring to send a communication to the board or a specific director may do so by sending a letter addressed to the board of directors or any individual director at the address listed in this proxy statement. All such letters must identify the author as a stockholder. Our corporate secretary will open the communications, make copies and circulate them to the appropriate director or directors.
PROPOSAL TWO: EMPLOYEE STOCK PURCHASE PLAN
          Our board of directors as adopted an Employee Stock Purchase Plan, subject to approval by our stockholders. The full text of the plan is contained in Exhibit A to this proxy statement. The principal features of the plan are summarized below.
Purpose of the Plan
          The plan provides our employees with an opportunity to purchase shares of our common stock at a 15% discount through accumulated payroll deductions. By voting for adoption of this plan, you will enable employees to more easily increase their equity ownership, and to thereby more closely align their economic interests with those of our other stockholders.
          We believe that the plan will assist in attracting and retaining the services of key employees and thereby benefit all of our stockholders, and that the plan is necessary in order to provide appropriate incentives for achievement of company performance objectives and to continue to attract and retain the most qualified employees in light of our ongoing growth and expansion. We believe that the plan will be important to our ability to achieve superior performance by attracting, retaining and motivating the employee talent critical to attaining long-term improved company performance and stockholder returns.
Eligible Employees
          With limited exceptions, eligible employees include all our employees who work more than half time and employees of our subsidiaries. If the plan is approved, approximately 100 employees will be eligible for participation.

Stock Price Determination
          The price at which employees may purchase stock during each stock offering shall be 85% of the lesser of the fair market value as of the first or last day of each specified period, for those employees with an outstanding subscription.
          Employees may pay for their stock by payroll deduction. For each offering, they may cancel their entire participation, or reduce one time the number of shares to be purchased, at any time before making their final payment within the limits. They may not increase the number of shares to be purchased. Shares purchased must be paid for in cash.
Available Shares
          A maximum of 500,000 shares of our common stock may be purchased under the Plan, subject to adjustments as provided in the Plan. Each eligible employee may purchase up to the number of shares of our common stock equal in value to ten percent of their annual base salary, based upon the offering price of the stock during enrollment.
          The number of shares (if any) that will be purchased and the proceeds raised during each annual stock offering of the Plan depends upon individual elections and our stock price at the time. It cannot be determined in advance.
Plan Administrator
          The plan will be administered by a Plan Administrator appointed by us, who will have final and conclusive authority to interpret and administer the plan.
Income Tax Status
          The plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. However, we do not undertake to maintain such status throughout the term of the plan. In general, a participant has no taxable event at the time of grant of an option or at the time of exercise of an option, but will realize taxable income at the time the participant sells the shares acquired under the plan.
          If the participant observes applicable holding period requirements, the participant’s gain on sale will generally be taxed at capital gains rates, except that in some circumstances a portion of the participant’s gain will be treated as ordinary income. Those circumstances will generally occur if the exercise price of the shares is established as a percentage less than 100% of the fair market value of the shares at the beginning of the offering period, or if at the beginning of the period it is unknown what the exercise price will be, for example, if the exercise price can be determined only on the exercise day. The participant’s ordinary income will not be greater than the excess, if any, of the fair market value of the shares at the time of grant over the exercise price (or, if lower, the actual proceeds of sale over the actual purchase price of the shares). If the exercise price is a function of the value of the shares on the exercise day, the exercise price will be determined as if the option was exercised at the time of grant for purposes of calculating this limit. If the participant sells the shares only after satisfying the holding period requirements, we will not be entitled to a deduction.
          If the participant sells the shares before satisfying the holding period requirements, then the participant will realize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise day. We will be entitled to a corresponding deduction. The remainder of the proceeds of sale will be taxed at capital gains rates.

Vote Required
          Approval of the plan requires a majority of stockholder votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” or “against” are included, while abstentions and broker non-votes are not included.
Recommendation of the board
          The board of directors unanimously recommends that you vote “FOR” the approval of our Employee Stock Purchase Plan.
COMPENSATION COMMITTEE REPORT
          The following report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.
Executive compensation
          The compensation committee of the board of directors reviews and determines or recommends to the board of directors for determination the compensation provided to the company’s executive officers, including stock compensation. In addition, the compensation committee reviews and makes recommendations on stock compensation arrangements for all of our employees.
Compensation policy
          The company’s executive compensation policy is designed to enable it to attract, motivate and retain highly qualified executive officers. The key components of the compensation program are
•	base salary;

•	annual incentive bonus awards; and

•	equity participation in the form of stock options or other equity-based awards under the equity incentive compensation plan.
In arriving at specific levels of compensation for executive officers, the committee has relied on
•	the recommendations of management;

•	benchmarks provided by generally available compensation surveys;

•	the experience of committee members and their knowledge of compensation paid by comparable companies or companies of similar size or generally engaged in the healthcare services business; and

•	the advice and counsel of experts and advisors with broad experience in the field of executive compensation.
          The committee seeks an appropriate relationship between executive pay and corporate performance. Executive officers are entitled to customary benefits generally available to all company employees, including group medical, dental and life insurance and a 401(k) plan. The company has employment agreements and severance arrangements with our key executive officers to provide them with the employment security and severance deemed necessary to retain them.
Components of executive compensation
Base salary. In addition to complying with the executive compensation policy and to the requirements of applicable employment agreements, compensation for each of the executive officers for 2005 was based on the executive’s performance of his or her duties and responsibilities, the performance of the company, both financial and otherwise, and the success of the executive in managing, developing and executing our business development, sales and marketing, financing and strategic plans, as appropriate.
Bonus. Executive officers are eligible to receive cash bonuses based on the degree of the company’s achievement of financial and other objectives and the degree of achievement by each such officer of his or her individual objectives. Within such guidelines the amount of any bonus is discretionary.
Stock options. Equity participation is a key component of the company’s executive compensation program. Under the incentive compensation plan, the company is permitted to grant stock options to officers, directors, employees and consultants. To date, stock options have been the sole means of providing equity participation. Stock options are granted to executive officers primarily based on the officer’s actual and expected contribution to the company’s development. Options are designed to retain executive officers and motivate them to enhance stockholder value by aligning their financial interests with those of the stockholders. Stock options are intended to enable the company to attract and retain key personnel and provide an effective incentive for management to create stockholder value over the long term since the option value depends on appreciation in the price of the company’s common stock.
Chief executive officer compensation
          The compensation committee, at least annually, reviews and recommends to the board of directors the compensation of Terren S. Peizer, chief executive officer, in accordance with the terms of his employment agreement, as well as any variations in his compensation the committee feels are warranted. Mr. Peizer, as a member of the board, does not participate in and abstains from all discussions and decisions of the board with regard to his compensation. The compensation committee believes that in the highly competitive healthcare industry in which the company operates, it is important that Mr. Peizer receive compensation consistent with compensation received by chief executive officers of competitors and companies in similar stages of development. Mr. Peizer received a base salary of $365,000 and was awarded a bonus of $100,000 for 2005. His base salary for 2006 is currently $398,000. On April 27, 2006 the board of directors awarded Mr. Peizer an additional bonus of $265,000 and adjusted his base salary to $450,000 effective May 1, 2006. See “Employment Agreements” for a description of the material terms and conditions of Mr. Peizer’s employment agreement.
Internal Revenue Code limits on deductibility of compensation
          Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation’s chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The compensation committee is of the opinion that the company’s incentive compensation plan has been structured to qualify the compensation income deemed to be received upon the exercise of stock options granted under the plans as performance-based compensation. The compensation committee will review with appropriate experts or consultants as necessary the potential effects of Section 162(m) periodically and in the future may decide to structure additional portions of compensation programs in a manner designed to permit unlimited deductibility for federal income tax purposes.
          The company is not currently subject to the limitations of Section 162(m) because no executive officers received cash payments during 2005 in excess of $1 million. To the extent that the company is subject to the Section 162(m) limitation in the future, the effect of this limitation on earnings may be mitigated by net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase alternative minimum tax by a portion of such disallowed amount. For information relating to the company’s net operating losses, see the consolidated financial statements included in the 2005 Annual Report to stockholders.
Submitted by the compensation committee:
Ivan M. Lieberburg, Ph.D., M.D., Chairman
Leslie F. Bell, Esq.
Dated: April 27, 2006
Compensation committee interlocks and insider participation
     No member of the compensation committee was at any time during the past fiscal year an officer or employee of the company, was formerly an officer of the company or any of our subsidiaries, or had any employment relationship with us.
During the last fiscal year, none of our executive officers served as:
•	a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee;

•	a director of another entity one of whose executive officers served on our compensation committee; or

•	a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.
MANAGEMENT
Executive officers
     Our executive officers are elected annually by the board of directors and serve at the discretion of the board of directors. There are no family relationships among any of our directors, executive officers or key employees. We consider Terren S. Peizer, Richard A. Anderson, Anthony M. LaMacchia, Chuck Timpe, Monica Alfaro Welling, David E. Smith, M.D., Sanjay Sabnani and Donald R. Wesson, M.D. to be our executive officers.
     The following sets forth certain information with respect to our executive officers (other than such information regarding Terren S. Peizer, Richard A. Anderson and Anthony M. LaMacchia which was disclosed under “Election of Directors” above):

Name	Age	Position

Chuck Timpe	59	Chief Financial Officer
Monica Alfaro Welling	45	Senior Vice President — Marketing
David E. Smith, M.D.	67	Senior Vice President — Medical Affairs
Sanjay Sabnani	35	Senior Vice President — Strategic Development
Donald R. Wesson, M.D.	64	Senior Vice President — Scientific Affairs
     Chuck Timpe is a senior healthcare financial executive with over 35 years experience in the healthcare industry. Since March 1998 he has served as a Director and since June 2002 as Chairman of the Audit Committee for IPC-The Hospitalist Company, a $100 million physician specialty practice business. Prior to joining the Company in June 2003, Mr. Timpe was Chief Financial Officer from its inception in

February 1998 of Protocare, Inc., a clinical research and pharmaceutical outsourcing company which merged with Radiant Research, Inc. in March 2003, creating one of the country’s largest clinical research site management organizations. Previously, he was a principal in private healthcare management consulting firms he co-founded, Chief Financial Officer of National Pain Institute, Treasurer and Corporate Controller for American Medical International (now Tenet Healthcare Corp., an NYSE company), and a member of Arthur Andersen LLP’s healthcare practice, specializing in public company and hospital system audits. Mr. Timpe received his B.S. from University of Missouri, School of Business and Public Administration, and is a Certified Public Accountant.
     Monica Alfaro Welling has over 15 years of experience in all areas of U.S. and global marketing, sales and new product planning within endocrinology, nephrology, osteoporosis, CNS, gastroenterology, and genitourology. Prior to joining the Company in March 2004, she was Senior Director Global Strategic Marketing for BOTOX™ for Allergan, Inc., where she directed market development, product development, and strategic planning for a brand with annual sales exceeding $360 million. Prior to joining Allergan, from August 1989 to February 2000, Ms. Welling held various positions at Novo Nordisk A/S in Denmark, most recently as Head of International hGH Strategic Marketing. As the head of marketing, new business development and new product marketing for all growth hormone related products/devices and therapeutic areas, she was responsible for brands with annual global sales of $260 million. She received a B.S. in Biology from University of California, Irvine and an M.B.A. in International Marketing from South Danish University.
     David E. Smith, M.D. has more than thirty-five years of experience in the treatment of addictive disease, the psychopharmacology of drugs, and research strategies in the management of drug abuse problems. Until March 2006, Dr. Smith served as President and Medical Director of Haight Ashbury Free Clinics, Inc. which he founded in 1967, and has been Medical Consultant, Professional Recovery Program at The Betty Ford Center since 1994, and Medical Director of the California State Alcohol and Drug Programs and of the California Collaborative Center for Substance Abuse Policy Research since 1998. He has held consultancies and other positions at numerous professional organizations, including Doping Control Officer for the Winter Olympics in February 2002. Dr. Smith has authored over 300 scientific articles and has been named to a number of honors, including a Drug Abuse Treatment Award, National Association, State Alcohol and Drug Abuse Coordinators in 1984, Career Achievement Award, National Association of State Alcohol and Drug Abuse Directors in 1994, and Best Doctors in America, Pacific Region in 1996-97. He is a member of the editorial boards of numerous professional publications, has been Editor-in-Chief of AlcoholMD.com, a medical education and information website focusing on alcohol problems and alcoholism, since January 2000, and is Executive Editor of the Journal of Psychoactive Drugs which he founded in 1967. He was granted Fellow status by the American Society of Addiction Medicine (A.S.A.M.) in 1996, is past President of A.S.A.M. and the California Society of Addiction Medicine, and was named to the Council of Fellows of the California Association of Alcoholism and Drug Abuse Counselors in 1998. Dr. Smith received a B.S. in Zoology from University of California, Berkley and an M.S. in Pharmacology and his M.D. from University of California, San Francisco, where he has been an Associate Clinical Professor of Clinical Toxicology since 1967.
     Sanjay Sabnani prior to joining the Company in April 2004 was acting Director of Business Development and Strategy at OSI Systems, Inc., where he was part of a senior team that delivered tremendous growth in revenues and market capitalization. Prior to joining OSI Systems, from May 1999 to December 2000, Mr. Sabnani was President and Director at Venture Catalyst, Inc., where he spearheaded the company’s venture capital division, as well as managed the company’s web services business. Mr. Sabnani co-authored “Benzodiazepines and Other Sedative-Hypnotics” in the forthcoming 4th edition of the American Psychiatric Association’s Textbook of Substance Abuse Treatment. He has also authored articles for publications such as the Los Angeles Business Journal and served as an expert speaker on topics as diverse as mergers and acquisitions, homeland security, entrepreneurship, and internet strategy. He received his B.A. in English from University of California, Los Angeles.
     Donald R. Wesson, M.D. is a psychiatrist with more than 35 years of experience in private practice and drug development focused upon medications for treating central nervous system disorders. Prior to joining the Company in November 2004, he was in private practice of psychiatry and conducting research. He has been the principal investigator for more than 20 clinical trials sponsored by the National Institute on Drug Abuse or pharmaceutical companies. Since September 2005, Dr. Wesson has served as a Director of End Dependence, a non-profit corporation that seeks to promote awareness of substance dependence as a disease. From 1998 to 2002 Dr. Wesson was with Drug Abuse Sciences, Inc., where his most recent position was Senior Vice President of Scientific Affairs. He has authored or co-authored more than 100 articles, and many books and book chapters. Dr. Wesson is a member of the Research Advisory Panel of California, the Advisory Board of the Journal of Psychoactive Drugs, and the editorial board of the Journal of Addictive Diseases, and has previously served as the medical advisor to the California Health Care Professional’s Diversion Program, a member of the Executive Council of the California Society of Addiction Medicine and as Editor of the California Society of Addiction Medicine News. Dr. Wesson received a B.S. degree in chemistry from the University of Alabama and his M.D. from Medical College of Alabama.
EXECUTIVE COMPENSATION
     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and our other four most highly compensated employees during the 2005 fiscal year.
Summary Compensation Table

		Annual compensation				Long-term compensation
					Other annual	Restricted	Securities	All other
Name & Principal	Fiscal				compensation	stock	underlying	compensation
Position	year	Salary ($)	Bonus ($)		($)	award(s) ($)	options (#)(1)	(2)
Terren S. Peizer,	2005	$365,000	$100,000	(5)	—	—	—	$53,405	(3)
Chairman & Chief	2004	325,000	154,000		—	—	—	11,139	(3)
Executive Officer	2003	75,000	—		—	—	1,000,000	75

Anthony M. LaMacchia,	2005	206,400	71,400		—	—	—	1,920
Chief Operating	2004	200,000	50,000		—	—	—	61,856	(4)
Officer	2003	88,463	—		—	—	400,000	68

Chuck Timpe,	2005	206,400	29,000		—	—	—	2,315
Chief Financial	2004	200,000	47,500		—	—	—	3,641
Officer	2003	97,692	—		—	—	300,000	104

Monica Alfaro Welling,	2005	206,400	13,000		—	—	50,000	440
Senior VP of Marketing	2004	107,983	15,000		—	—	250,000	90
	2003	—	—		—	—	—	—

Joseph Dunn	2005	200,000	9,000		—	—	—	2,640
	2004	200,000	40,000		—	—	—	3,038
	2003	60,770	—		—	—	300,000	104
Note to Summary Compensation Table:

(1)	Options granted pursuant to the 2003 Stock Incentive Plan. Options vest 20% per year over five years.

(2)	Includes group life insurance premiums and health club membership fees for each executive.

(3)	Includes $51,864 in 2005 and $8,244 in 2004 for automobile allowance.

(4)	Includes $60,000 reimbursement for relocation expenses.

(5)	Mr. Peizer was awarded an additional $265,000 by the board of directors on April 27, 2006.

EMPLOYMENT AGREEMENTS
Executive employment agreements
Chief executive officer
     We entered into a five-year employment agreement with our Chairman and Chief Executive Officer, Terren S. Peizer, effective as of September 29, 2003. Mr. Peizer currently receives an annual base salary of $398,000, with annual bonuses targeted at 100% of his base salary established by mutual agreement between Mr. Peizer and the board. On April 27, 2006 the board of directors adjusted his base salary to $450,000 effective May 1, 2006. His base salary and bonus target will be adjusted each year to not be less than the median compensation of similarly positioned CEO’s of similarly situated companies. Mr. Peizer receives executive benefits including group medical and dental insurance, term life insurance equal to 150% of his salary, accidental death and long-term disability insurance, and a car allowance of $2,500 per month, grossed up for taxes. He was also granted options to purchase 1,000,000 shares of our common stock at ten percent above the fair market value on the date of grant, vesting 20% each year over five years. The options vest immediately in the event of a change in control, termination without good cause or resignation with good reason. In the event that Mr. Peizer is terminated without good cause or resigns with good reason prior to the end of the term, he will receive a lump sum equal to the remainder of his base salary and targeted bonus for the year of termination, plus three years of additional salary, bonuses and benefits. If any of the provisions above result in an excise tax, we will make an additional “gross up” payment to eliminate the impact of the tax on Mr. Peizer.
Chief administrative officer
     We have entered into a four-year employment agreement with our Chief Administrative Officer, Richard A. Anderson, effective April 13, 2005. Mr. Anderson currently receives an annual base salary of $278,800, with annual bonuses targeted at 50% of his base salary based on achieving certain milestones. His compensation will be adjusted each year by an amount not less than the CPI. He receives executive benefits including group medical and dental insurance, term life insurance, accidental death and long-term disability insurance. Pursuant to the agreement, Mr. Anderson was granted options to purchase 255,000 shares of our common stock at the fair market value on the date of grant, vesting 20% each year over five years, in addition to the options previously granted to him as a member of our board of directors. The options will vest immediately in the event of a change in control, termination without cause or resignation with good reason. In the event that Mr. Anderson is terminated without good cause or resigns with good reason prior to the end of the term, upon execution of a mutual general release he will receive a lump sum equal to one year of salary and bonus, and will receive continued medical benefits for one year unless he becomes eligible for coverage under another employer’s plan. If he is terminated without cause or resigns with good reason within twelve months following a change in control, upon execution of a general release he will receive a lump sum equal to eighteen months salary, 150% of the targeted bonus, and will receive continued medical benefits for eighteen months unless he becomes eligible for coverage under another employer’s plan.
Chief operating officer
     We entered into a four-year employment agreement with our Chief Operating Officer, Anthony M. LaMacchia, effective as of September 29, 2003. Mr. LaMacchia currently receives an annual base salary of $278,800, with annual bonuses targeted at 50% of his base salary based on achieving certain milestones. His compensation will be adjusted each year by an amount not less than the CPI. Mr. LaMacchia receives executive benefits including group medical and dental insurance, $300,000 of term life insurance, accidental death and long-term disability insurance, and reimbursement for moving expenses. He was also granted options to purchase 400,000 shares of our common stock at the fair market value on the date of grant, vesting 20% each year over five years. The options vest immediately in the event of a change in control, termination without cause or resignation with good reason. In the event that Mr. LaMacchia is terminated without good cause or resigns with good reason prior to the end of the term, upon execution of a general release he will receive a lump sum equal to one year of salary and bonus, and will receive continued medical benefits for one year unless he becomes eligible for coverage under another employer’s plan. If Mr. LaMacchia is terminated without cause or resigns with good reason within twelve months following a change in control, upon execution of a general release he will receive a lump sum equal to eighteen months salary, 150% of the targeted bonus, and will receive continued medical benefits for eighteen months unless he becomes eligible for coverage under another employer’s plan.

Chief financial officer
     We entered into a four-year employment agreement with our Chief Financial Officer, Chuck Timpe, effective as of September 29, 2003. Mr. Timpe currently receives an annual base salary of $215,700, with annual bonuses targeted at 50% of his base salary based on achieving certain milestones. His compensation will be adjusted each year by an amount not less than the CPI. Mr. Timpe receives executive benefits including group medical and dental insurance, $300,000 of term life insurance, accidental death and long-term disability insurance. He was also granted options to purchase 300,000 shares of our common stock at the fair market value on the date of grant, vesting 20% each year over five years. The options vest immediately in the event of a change in control, termination without cause or resignation with good reason. In the event that Mr. Timpe is terminated without good cause or resigns with good reason prior to the end of the term, upon execution of a general release he will receive a lump sum equal to one year of salary and bonus, and will receive continued medical benefits for one year unless he becomes eligible for coverage under another employer’s plan. If Mr. Timpe is terminated without cause or resigns with good reason within twelve months following a change in control, upon execution of a general release he will receive a lump sum equal to eighteen months salary, 150% of the targeted bonus, and will receive continued medical benefits for eighteen months unless he becomes eligible for coverage under another employer’s plan.
Senior vice president of marketing
     We entered into a one-year letter of employment agreement with our Senior Vice President of Marketing, Monica Alfaro Welling, effective as of March 29, 2005, which continues at will. Ms. Welling currently receives an annual base salary of $215,700, with annual bonuses targeted at 30% of her base salary based on performance. Ms. Welling receives executive benefits including group medical and dental insurance, and long-term disability insurance. She was also granted options to purchase 300,000 shares of our common stock at the fair market value on the date of grant, with 10,000 shares vesting immediately and the remainder vesting 20% each year over five years. In the event that Ms. Welling is terminated without good cause, she will receive a lump sum equal to salary and continued medical benefits for six months.
Senior vice president of medical affairs
     We entered into a five-year employment agreement with our Senior Vice President of Medical Affairs, David E. Smith, M.D., effective as of January 5, 2004. The agreement provides for part-time employment of at least 50 hours per month. The annual base salary is $100,000, with annual bonuses targeted at 30% of his base salary. Dr. Smith has been granted options to purchase 120,000 shares of our common stock at the fair market value on the dates of grants, vesting 20% each year over five years from the dates of grant. The options vest immediately in the event of a change in control, termination without cause or resignation with good reason. In the event that Dr. Smith is terminated without good cause or resigns with good reason prior to the end of the term, upon execution of a general release he will receive a lump sum equal to one year of salary and bonus. If Dr. Smith is terminated without cause or resigns with good reason within twelve months following a change in control, upon execution of a general release he will receive a lump sum equal to eighteen months salary, and 150% of the targeted bonus.
     We entered into a one-year consulting services agreement with David E. Smith & Associates, a California professional corporation whose sole shareholder is Dr. Smith, effective as of September 15, 2005. The agreement provides for Dr. Smith to make himself available to provide certain consulting services to us in addition to his part-time employment obligations for a fixed monthly fee of $3,800. The agreement will automatically renew for successive one-year periods unless terminated earlier by either party with 30 days prior notice.
     In addition, we entered into a management and support services agreement with The PROMETA Center, Inc., a California Professional Corporation wholly owned by Dr. Smith, effective as of November 15, 2005. See “Certain relationships and related transactions.”
Senior vice president of strategic development
     We entered into a one-year letter of employment agreement with our Senior Vice President of Strategic Development, Sanjay Sabnani, effective as of April 15, 2004, which continues at will. Mr. Sabnani currently receives an annual base salary of $215,700, with annual bonuses targeted at 30% of his base salary based on performance. Mr. Sabnani receives executive benefits including group medical and dental insurance, and long-term disability insurance. He has also been granted options to purchase 180,000 shares of our common stock at the fair market value on the dates of grants, vesting 20% each year over five years from the dates of grant.
Senior vice president of scientific affairs
     We entered into a letter of employment agreement with our Senior Vice President of Scientific Affairs, Donald R. Wesson, M.D., effective as of January 3, 2005, which continues at will. Dr. Wesson currently receives an annual base salary of $210,000, with annual bonuses targeted at 30% of his base salary based on performance. Dr. Wesson receives executive benefits including group medical and dental insurance, and long-term disability insurance. He was also granted options to purchase 100,000 shares of our common stock at the fair market value on the date of grant, vesting 20% each year over five years.
Confidentiality agreements
     Each employee is required to enter into a confidentiality agreement. These agreements provide that for so long as the employee works for us, and after the employee’s termination for any reason, the employee may not disclose in any way any of our proprietary confidential information.
Limitation on liability and indemnification matters
     Our certificate of incorporation and bylaws limit the liability of directors and executive officers to the maximum extent permitted by Delaware law. The limitation on our directors’ and executive officers’ liability may not apply to liabilities arising under the federal securities laws. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors and executive officers pursuant to our certificate of incorporation and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.
OPTION GRANTS IN LAST FISCAL YEAR
     The table below sets forth the information with respect to options granted to the persons named in the summary compensation table during 2005.

Individual grants
Percent of
	Number of	total options
	securities	granted to		Grant		Grant
	underlying	employees in	Exercise	date		date
	options	fiscal year	price	market	Expiration	present
	granted (1)	(2)	($/Sh) (3)	value (3)	date	value (4)
Terren S. Peizer	—	—	—	—	—	—
Anthony M. LaMacchia	—	—	—	—	—	—
Chuck Timpe	—	—	—	—	—	—
Monica Alfaro Welling	50,000	10.3%	$5.72	$5.72	1/20/15	$213,000
Joseph Dunn	—	—	—	—	—	—
Note to Option Grants in Last Fiscal Year Table:

(1)	These options vest annually over a five-year period from the date of grant.

(2)	The percentage is the percentage of the total number of options granted to employees to purchase our common stock during 2005.

(3)	All options to purchase our common stock are exercisable at a price equal to the closing price of our common stock on the date of grant.

(4)	The Grant Date Present Values of the options granted to the named executive officers during 2005 were derived using a Black-Scholes stock option valuation model. The valuation data and assumptions used to calculate the values for the options granted to our named executive officers were as follows:

Expected Dividend Yield	0%
Expected Volatility	63%
“Risk Free” Interest Rate	4.17%
Expected Life (Years)	10 years
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
     The following table sets forth certain information concerning unexercised stock options held by our named executive officers as of December 31, 2005, based on a $6.15 per share closing price on Nasdaq at 2005 year-end. No stock options were exercised by the named executive officers during 2005. No stock appreciation rights, or SARs, have been granted or are outstanding.

	Shares		Number of shares underlying		Value of unexercised
	acquired		unexercised options/SARs at fiscal		in-the-money options at fiscal
	on	Value	year-end		year-end
	exercise	realized	Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)	($)	(#)	(#)	($)	($)
Terren S. Peizer	—	$—	400,000	600,000	$1,360,000	$2,040,000
Richard A. Anderson	—	—	60,000	315,000	219,000	219,000
Anthony M. LaMacchia	—	—	160,000	240,000	584,000	876,000
Chuck Timpe	—	—	120,000	180,000	438,000	657,000
Monica Alfaro Welling	—	—	58,000	242,000	179,800	606,700
David Smith, M.D	—	—	20,000	100,000	—	12,600
Sanjay Sabnani	—	—	40,000	220,000	119,500	494,000
Donald R. Wesson, M.D.	—	—	20,000	80,000	8,600	34,400
LONG-TERM INCENTIVE PLANS
     The following table sets forth certain information as of December 31, 2005 with respect to our long-term incentive plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders.

Number of securities
	Number of securities	Weighted average	remaining available for future
	to be issued upon	exercise price of	issuance under equity
	exercise of	outstanding	compensation plans (excluding
	outstanding options,	options, warrants	securities referenced in the
Plan Category	warrants and rights	and rights	first column)
Equity compensation plans approved by security holders	5,528,000	$3.71	1,418,500
Equity compensation plans not approved by security holders	—	—	—

Total	5,528,000	$3.71	1,418,500

PERFORMANCE GRAPH
     The chart below compares the cumulative total stockholder return on our common stock with the cumulative total return on the S&P Healthcare Sector Index and the Russell 2000 Small Cap Index for the period commencing September 30, 2003 (the first day of trading of our common stock after our merger with Hythiam, Inc.) and ending December 31, 2005, assuming an investment of $100 and the reinvestment of any dividends.

     The base price for our common stock is the post-split adjusted closing price of $0.50 per share on September 30, 2003 immediately following the merger. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.
COMPARISON OF 27 MONTH CUMULATIVE TOTAL RETURN*
AMONG HYTHIAM, INC., THE RUSSEL 2000 INDEX
AND THE S & P HEALTH CARE INDEX

*	$100 invested on 9/30/03 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.
Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm
Certain relationships and related transactions
     Andrea Grubb Barthwell, M.D., a director, is the founder and chief executive officer of EMGlobal LLC, a healthcare and policy consulting firm providing consulting services to us. In 2005 and through March 31, 2006, we paid or accrued approximately $83,000 and $27,000, respectively, in fees to the consulting firm.
     David E. Smith, M.D., our senior vice president of medical affairs, is the sole shareholder of The PROMETA Center, Inc., a California professional corporation. Under the terms of a management services agreement with the PROMETA Center, we provide and perform all nonmedical management and administrative services for the medical group. We also agreed to provide a working capital loan to the

PROMETA Center up to a maximum of $1,500,000 to allow for the medical group to pay for its obligations, including our management fees. As of April 30, the amount of loan outstanding was approximately $650,000, with interest at 9.75%. Payment of our management fee is subordinate to payments of the obligations of the medical group, and repayment of the working capital loan is not guaranteed by the shareholder or other third party.
Section 16(a) beneficial ownership reporting compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our outstanding common stock, to file with the SEC, initial reports of ownership and reports of changes in ownership of equity securities of the company. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to us and written or oral representations that no other reports were required for such persons, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been complied with.
AUDIT COMMITTEE REPORT
     The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
     The audit committee has the sole authority to select, evaluate and, if appropriate, replace the company’s independent registered public accounting firm, and to pre-approve all auditing and permitted non-auditing services performed by them for the company including their fees and other terms. BDO Seidman, LLP was engaged as the independent registered public accounting firm for the company in September 2003. During 2005, the audit committee consisted of Messrs. Bell, de Kergrohen and Anderson. In April 2006, Mr. Anderson resigned from the committee and the board of directors elected Mr. Cummins to replace him. The board of directors has determined that all members of the audit committee are financially literate and independent within the requirements of Nasdaq, the Securities and Exchange Commission and the company’s audit committee charter.
     Management is responsible for the preparation, presentation, accuracy and integrity of the company’s financial statements, establishing, maintaining and evaluating the effectiveness of internal and disclosure controls and procedures; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The audit committee’s responsibility is to monitor and oversee these processes. Members of the committee rely on the information provided to them and on the representations made by management and the independent registered public accounting firm.
     In fulfilling its responsibilities, the audit committee met with management and BDO Seidman, including sessions at which management was not present, and reviewed and discussed the unaudited financial statements contained in the company’s quarterly reports on Form 10-Q for each of the quarters ended in 2005, and the audited financial statements contained in the 2005 Annual Report on Form 10-K, prior to their filing with the Securities and Exchange Commission. The audit committee discussed with BDO Seidman the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect, including the independent registered public accounting firm’s overall evaluations of the quality, not just the acceptability, of the company’s accounting principles, the critical accounting policies and practices used in the preparation of the financial statements, the reasonableness of significant judgments, and such other matters as are required to be discussed with the committee under generally accepted auditing standards. The audit committee also received the written disclosures and the letter from BDO Seidman required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and reviewed with BDO Seidman its independence.
     Based on the review and discussions with management and the independent accountants, and subject to the limitations on its role and responsibilities described above and in its Charter, the audit committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.
Submitted by the audit committee:
Leslie F. Bell, Chairman
Marc G. Cummins
Hervé de Kergrohen
Dated: April 27, 2006
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of BDO Seidman, LLP served as our independent registered public accounting firm for the 2005 fiscal year, and will continue to serve as our independent registered public accounting firm for the 2006 fiscal year unless the audit committee deems it advisable to make a substitution. We anticipate that representatives of BDO Seidman will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
     Aggregate fees billed to us for the fiscal years ended December 31, 2004 and 2005 by BDO Seidman and its affiliates are as follows:

	2004	2005
Audit Fees (1)	$193,000	$563,000
Audit-Related Fees (2)	$—	$10,000
Tax Fees (3)	$25,000	$34,000
All Other Fees	$—	$—

(1)	This amount includes fees paid by us in connection with the annual audit of our consolidated financial statements, the review of our quarterly financial statements, registration statements and other filings with the SEC and approximately $240,000 in fees related to the audit of internal control over financial reporting performed in relation to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	This amount relates to consulting on accounting research and consultation on accounting transactions.

(3)	Amounts are for tax return preparation.
     The audit committee has considered whether the provision of non-audit services by BDO Seidman is compatible with maintaining BDO Seidman’s independence.
Audit committee pre-approvals
     All auditing and non-auditing services provided to us by the independent auditors are pre-approved by the audit committee or in certain instances by the chair of the audit committee pursuant to delegated authority. Each year the audit committee discusses and outlines the scope and plan for the audit and reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent auditors. During the year, the specific audit and non-audit services or fees not previously negotiated or approved by the audit committee are negotiated or approved in advance by the audit committee or by the chair of the audit committee pursuant to delegated authority. In addition, during the year the chief financial officer and the audit committee monitor actual fees to the independent auditors for audit and non-audit services.
     All of the services provided by BDO Seidman described above under the captions “Audit-Related Fees”, “Tax Fees”, and “All Other Fees” were approved by our audit committee pursuant to our Audit Committee’s pre-approval policies.
2005 ANNUAL REPORT ON FORM 10-K
     We have mailed with this proxy statement a copy of our annual report to each stockholder of record as of May 5, 2006. If a stockholder requires an additional copy of our annual report, we will provide one, without charge, on the written request of any such stockholder addressed to us at 11150 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025, Attn: Investor Relations.
OTHER BUSINESS
     We know of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
     Stockholders interested in presenting a proposal for consideration at our 2007 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in our proxy statement and form of proxy relating to the meeting, stockholder proposals must be received in writing by our corporate Secretary, Hythiam, Inc., 11150 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025, no later than January 25, 2007.
     In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our proxy statement) to be considered “timely” within the meaning of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, notice of any such stockholder proposals must be given to us in writing not less than 45 days prior to the date on which we first mailed our proxy materials for the 2006 meeting, which is set forth on page 1 of this proxy statement (or within a reasonable time prior to the date on which we mail our proxy materials for the 2007 annual meeting if the date of that meeting is changed more than 30 days from the prior year).
     A stockholder’s notice to us must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and recent address of the stockholder proposing such business, (c) the class and number of shares of our stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.
     If a stockholder proposal is received after April 16, 2007, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the meeting.

     Our 2007 annual meeting of stockholders is expected to be held on Friday, June 15, 2007. If the date of next year’s annual meeting is changed by more than 30 days, then any proposal must be received not later than ten days after the new date is disclosed in order to be included in our proxy materials.

/s/ TERREN S. PEIZER

Terren S. Peizer
Chairman of the Board and
Chief Executive Officer

Los Angeles, California
May 22, 2006

HYTHIAM, INC.
2006 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of HYTHIAM, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated May 22, 2006, and hereby appoints Terren S. Peizer and Chuck Timpe, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of the Company, to be held on Friday, June 16, 2006, at 10:00 a.m., local time, at 11150 Santa Monica Blvd., Los Angeles, California, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
     This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR approval of the Employee Stock Option Plan, and as said proxies deem advisable on such other matters as may come before the meeting.
     A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.
(Continued and to be signed and dated on the other side.)

HYTHIAM, INC.
Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.
☐ Votes must be indicated (x) in Black or Blue ink.

1. ELECTION OF	☐ FOR all nominees	☐ WITHHOLD AUTHORITY to	☐ *EXCEPTIONS
DIRECTORS:	listed below.	vote for all nominees listed below.

Nominees:	Terren S. Peizer, Anthony M. LaMacchia, Leslie F. Bell, Esq., Hervé de Kergrohen, M.D., Richard A. Anderson, Ivan M. Lieberburg, Ph.D., M.D., Andrea Grubb Bathwell, M.D. and Marc G. Cummins
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

* Exceptions

2. EMPLOYEE STOCK PURCHASE PLAN	☐ FOR approval of the plan.	☐ AGAINST approval of the plan.	☐ ABSTAIN

and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)

Date

Share Owner sign here

Co-Owner sign here

Qualified Employee Stock Purchase Plan
HYTHIAM, INC.
EMPLOYEE STOCK PURCHASE PLAN

HYTHIAM, INC.
EMPLOYEE STOCK PURCHASE PLAN

i

HYTHIAM, INC.
EMPLOYEE STOCK PURCHASE PLAN
     1. Purpose. The purpose of this Employee Stock Purchase Plan (the “ESPP”) is to provide employees of Hythiam, Inc., a Delaware corporation (the “Company”), with an opportunity to be compensated through the benefits of stock ownership and to acquire an interest in the Company through the purchase of common stock, par value $0.0001, of the Company (“Common Stock”). The Company intends the ESPP to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. Accordingly, the provisions of the ESPP shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423, and any applicable requirements of the NASDAQ National Market. The ESPP was adopted by the Board of Directors on April 27, 2006 and shall become effective on June 16, 2006.
     2. Definitions.
    (a) “Board of Directors” means the board of directors of the Company.
    (b) “Code” means the Internal Revenue Code of 1986, as amended.
    (c) “Compensation” shall mean all regular gross wages exclusive of commissions, overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation; except as the Company may otherwise determine from time to time pursuant to Riles uniformly applied.
    (d) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board of Directors from time to time in its sole discretion as eligible to participate in the Plan.
    (e) “Eligible Employee” means any Employee of the Company or a Designated Subsidiary, excluding:
      1) any Employee who customarily is employed for twenty (20) hours per week or less;
      2) any Employee who would own (immediately after the grant of an option under the ESPP and applying the rules of Code Section 424(d) in determining stock ownership) shares, and/or hold outstanding options to purchase shares, possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Parent or Subsidiary; and
      3) any Employee who customarily is employed for five (5) months or less.
    (f) “Employee” means any common law employee employed by the Company or a Subsidiary.
    (g) “Entry Date” means the first day of each Offering Period.
    (h) “Offering Period” means the period designated by the Plan Administrator during each six-month period.
    (i) “Parent” means a corporation (other than the Company) in an unbroken chain of corporations ending with the Company it, at the time of the granting of the option hereunder, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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    (j) “Participant” means an Eligible Employee who participates in the ESPP pursuant to Paragraph 3.
    (k) “Subsidiary” means a corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option hereunder, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     3. Eligibility and Participation.
    (a) Any person who has been an Eligible Employee at least ninety (90) days prior to an Entry Date shall be eligible to become a Participant in the ESPP beginning on that Entry Date and shall become a Participant as of that Entry Date by completing an authorization form provided by the Company, in the form and containing the terms and conditions as the Company from time to time may determine, and filing it with the Company by the date required by the Company.
    (b) Any Eligible Employee who completes the 90-day waiting period during an Offering Period may become a Participant in the ESPP as of the first day of the next Offering Period and shall become a Participant as of such date by completing an authorization form provided by the Company, in the form and containing the terms and conditions as the Company from time to time may determine, and filing it with the Company by the date required by the Company.
    (c) A person shall cease to be an active Participant upon the earliest to occur of
      1) the date of a termination of employment from the Company and all Designated Subsidiaries, for any reason, before the last day of the Offering Period;
      2) immediately following a cessation of payroll deductions for the Participant under Paragraph 4(c); or
      3) the date of a withdrawal by the Participant under Paragraph 5.
4. Payroll Deductions.	A Participant may contribute to the ESPP through payroll deductions as follows:
    (a) A Participant shall on his authorization form elect to have payroll deductions made from his Compensation at a rate which, expressed as a percentage, shall be at least one percent (1%) and not exceed ten percent (10%) of his Compensation.
    (b) Payroll deductions for a Participant shall commence for Compensation paid during the Offering Period for which the authorization form is effective and shall continue for successive Offering Periods until the effective date of an Employee’s authorization to change the rate of his payroll deductions or stop payroll deductions.
    (c) A Participant may change the rate of his payroll deductions effective on the first day of any Offering Period, provided the Employee files with the Company his authorization form by the date required by the Company. However, a Participant may elect to decrease or stop payroll deductions effective as of the first day of the payroll period coinciding with or immediately following the Company’s processing the Participant’s request.
    (d) All payroll deductions made for a Participant shall be credited to his account under the ESPP. All payroll deductions made from Participants’ Compensation under the ESPP shall be commingled with the general assets of the Company and no separate fund shall be

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established. Participants’ accounts are solely for bookkeeping purposes and the Company shall not be obligated to pay Participants interest on account balances.
     5. Cash Withdrawals and Distributions upon Termination of Participation.
    (a) A Participant may elect to withdraw the balance of the cash credited to his account under the ESPP by giving written notice to the Company prior to the date specified by the Company before the end of the then current Offering Period.
    (b) The Company shall pay the cash balance of a Participant’s account to the Participant as soon as administratively feasible following the date of processing of the withdrawal request or the date a person otherwise ceases to be an active Participant prior to the last day of an Offering Period pursuant to Paragraph 3(c), as applicable.
    (c) On the date of the Company’s receipt and processing of a Participant’s withdrawal request or the date a person otherwise ceases to be an active Participant pursuant to Paragraph 3(c), the Participant’s outstanding options under the ESPP shall immediately terminate. A Participant who receives a withdrawal of the cash balance of 4 his or her account under the ESPP shall not be entitled to participate in the ESPP until the next Entry Date.
    (d) If a Participant withdraws the cash balance of his account, no further payroll deductions will be made from the Participant’s Compensation during that Offering Period.
     6. Grant of Option and Option Exercise Price.
    (a) As of the beginning of each Offering Period, a Participant is granted an option to purchase a whole number of shares at eighty-five percent (85%) of the lesser of the fair market value as of the first day of each Offering Period or the last day of each Offering Period up to an amount which does not exceed the Participant’s payroll deduction for that Offering Period. The option price of each share of Common Stock to be purchased with a Participant’s account during a Offering Period shall be equal to eighty-five percent (85%) of the lesser of the fair market value of one share of Common Stock on the first day of the Offering Period or the fair market value of one share of Common Stock on the last day of the Offering Period. The maximum number of shares of Common Stock for which a Participant may be granted purchase rights for an Offering Period is that number of shares of Common Stock having a total purchase price of no more than ten percent (10%) of the Participant’s annual base Compensation, and as otherwise limited by Section 423 of the code.
    (b) For purposes of the preceding subparagraph, the fair market value of a share of Common Stock on the first and last day of each Offering Period shall be determined as of each such date, or the most immediately preceding business day with respect to which the information required in the following clauses is available, as follows:
      1) if the Common Stock is traded on a national securities exchange, the closing sale price on that date;
      2) if the Common Stock is not traded on any such exchange, the closing sale price as reported by the NASDAQ National Market;
      3) if no such closing sale price information is available, the average of the closing bid and asked prices as reported by the NASDAQ National Market; or
      4) if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service.

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    (c) All options granted during an Offering Period shall expire on the last day of that Offering Period.
     7. Exercise of Option. Unless a timely withdrawal has been effected pursuant to Paragraph 5 above, a Participant’s option for the purchase of shares during an Offering Period will be automatically exercised for him on the last day of each Offering Period for the purchase of the maximum number of whole shares which the Participant’s account on that day can purchase at the option exercise price; subject to the limitations under Paragraph 6 above. Any funds remaining after the exercise of a Participant’s option shall be held and will be available for purchases of shares on the last day of the next succeeding Offering Period.
     8. Delivery. As soon as administratively feasible after the last day of each Offering Period, the Company shall deliver to a custodian designated by the Plan Administrator (as defined in Paragraph 11 below), the shares of Common Stack purchased upon the exercise of option rights. No less frequently than annually, at such times as the Plan Administrator shall prescribe, a Participant may elect to have such shares delivered to the Participant or to an account established by the Participant with any brokerage firm. If a Participant ceases to be an active Participant due to any event described in Paragraph 3(c)(1), shares of Common Stock credited to the Participant’s account shall be deliverable as soon as administratively practicable. A Participant may not direct the Plan Administrator to sell any shares of Common Stock credited to his or her account, regardless of whether such shares are otherwise immediately deliverable to him or her. The cost of any disposition of shares of Common Stock acquired through participation in the Plan shall be the sole responsibility of the Participant.
     9. Stock Subject to ESPP.
    (a) The shares of Common Stock to be sold to Participants under the ESPP may, at the election of the Company, be either treasury shares, shares originally issued for such purpose or shares acquired on the open market. The maximum number of shares made available for sale under the ESPP shall be five hundred thousand (500,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 15. If the total number of shares for which options are to be exercised in accordance with Paragraph 7 exceeds the number of shares then available under the ESPP, the Company shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable.
    (b) A Participant will have no interest in shares covered by his option until a certificate for such shares is issued.
    (c) Shares to be delivered to a Participant under the ESPP will be registered in the name of the Participant, or if so directed by the Participant and if permissible under applicable law, in the names of the Participant and one other person designated by the Participant, as joint tenants with rights of survivorship.
    (d) Shares of Common Stock purchased under the terms of the Plan may not be sold for a period of thirty (30) days following the last day of the applicable Offering Period.
     10. Administration The ESPP shall be administered by the Company or its designee (the “Plan Administrator”). Subject to the provisions of the ESPP, the Plan Administrator shall have full and conclusive authority to interpret the ESPP; to prescribe, amend and rescind rules and regulations relating to the ESPP; and to make all other determinations necessary or advisable for the proper administration of the ESPP. The Plan Administrator’s decisions shall be final and binding. The Plan Administrator may delegate the duty to perform administrative functions.
     11. Administrative Fees . The Plan Administrator may charge Participants’ accounts for reasonable administrative fees to defray the administrative costs of the Plan, which shall in no event exceed

4

the actual administrative costs of the Plan. Broker commission for sales will be at $0.12 per share paid by the employee.
     12. Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant with the exception of by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, or other disposition other than by will or by the laws of descent or distribution shall be without effect.
     13. Designation of Beneficiary.
    (a) A Participant may file with the Company a written designation of a beneficiary who is to receive any cash to his or her credit under the Plan in the event of the Participant’s death before an Exercise Date, or any shares of Common Stock and cash to his or her credit under the Plan in the event of the participant’s death on or after the last day of an Offering Period but prior to the delivery of such shares and cash. A beneficiary may be changed by the Participant at any time by notice in writing to the Company.
    (b) Upon the death of a Participant and upon receipt by the Company of proof of the identity and existence at the time of the Participant’s death of a beneficiary designated by the Participant in accordance with the immediately preceding subparagraph, the Company shall deliver such shares or cash, or both, to the beneficiary. In the event a Participant dies and is not survived by a then living or in existence beneficiary designated by him in accordance with the immediately preceding subparagraph, the Company shall deliver such shares or cash, or both, to the personal representative of the estate of the deceased Participant. If to the knowledge of the Company no personal representative has been appointed within ninety (90) days following the date of the participant’s death, the Company, in its discretion, may deliver such shares or cash, or both, to the surviving spouse of the deceased Participant, or to any one or more dependents or relatives of the deceased Participant, or if no spouse, dependent or relative is known to the Company then to such other person as the Company may designate.
    (c) No designated beneficiary shall, prior to the death of the participant by whom the beneficiary has been designated, acquire any interest in the shares or cash credited to the participant under the Plan.
     14. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of accounts will be given to Participants as soon as practicable following the last day of each Offering Period, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.
     15. Adjustments Upon Changes in Capitalization.
    (a) In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares of Common Stock, an appropriate adjustment shall be made by the Plan Administrator to the number and kind of shares available for the granting of options, to which outstanding options shall be exercisable, and to the maximum number of shares purchasable, as specified under Paragraph 6(a). No fractional shares shall he issued or optioned in making any such adjustments. All adjustments made by the Plan Administrator under this paragraph shall be conclusive.
    (b) In the event of or in anticipation of a merger, consolidation or other reorganization of the Company or tender offer for shares of Common Stock, the Plan Administrator may make such adjustments with respect to options and take such other action as it

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deems necessary or appropriate to reflect such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new options, the termination of outstanding options for cash, the adjustment of outstanding options, or the acceleration of options.
    (c) The grant of an option pursuant to the ESPP shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.
    (d) The Board of Directors shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing or properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board of Directors determines in its sole discretion advisable which are consistent with the Plan.
     16. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including without limitations, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
     17. Legends. The Company reserves the right to place an appropriate legend on any certificate representing shares of Common Stock issuable under the Plan with any such legend reflecting restrictions on the transfer of the shares as may be necessary to reflect the terms of the Plan, to assure the availability of applicable exemptions under federal and state securities laws, or both.
     18. Amendment or Termination. The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, this Plan, or Employees are subject. No amendment or termination of the Plan shall adversely affect the rights of an Employee without his consent with respect to Common Stock previously acquired under the Plan.
     19. Notices. All notices or other communications by a Participant to the Company under or in connection with the ESPP shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company.
     20. No Contract. Subsidiary and any Employee or to be a consideration or an inducement for the employment of any Employee. Nothing contained in the ESPP shall be deemed to give any Employee the right to be retained in the service of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee at any time, regardless of the effect which such discharge shall have upon him or her as a Participant.

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     21. Headings and Construction. The headings to Paragraphs in the ESPP have been included for convenience of reference only. The ESPP shall be interpreted and construed in accordance with the laws of the State of Delaware.
     22. Approval of Stockholders. The ESPP shall be submitted to the stockholders of the Company for their approval at the next annual meeting of stockholders after the adoption of the ESPP by the Board of Directors. The ESPP is conditioned upon the approval of the stockholders of the Company, and failure to receive their approval shall render the ESPP and all outstanding options issued thereunder void and of no effect.
     IN WITNESS WHEREOF, the Company has caused this ESPP to be executed as of this 27th day of April 2006.

HYTHIAM, INC.

	By:	/s/ CHUCK TIMPE

Chuck Timpe, CFO

ATTEST:

/s/ TERREN S. PEIZER
Terren S. Peizer, Chairman & CEO

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